Exhibit 99.1

Enterprise Products Partners L.P.

P.O. Box 4324

Houston, TX 77210

(713) 880-6500

Enterprise Reports 79% Increase in Net Income for Second Quarter 2006

Houston, Texas (Tuesday, July 25, 2006) – Enterprise Products Partners L.P. “Enterprise,” (NYSE: “EPD”) today announced its financial results for the three months and six months ended June 30, 2006. The partnership reported net income of $126 million, or $0.25 per unit on a fully diluted basis for the second quarter of 2006, a 79% increase from net income of $71 million, or $0.14 per unit in the second quarter of 2005. Net income for the second quarter of 2006 was reduced by approximately $6 million, or $0.01 per unit, for a non-cash charge related to the recently passed Texas margin tax. Net income for the second quarter of 2005 included a non-recurring charge of $12 million, or $0.03 per unit, for costs associated with the refinancing of project debt for the Cameron Highway Oil Pipeline System.

Distributable cash flow for the second quarter of 2006 was $217 million compared to $220 million for the second quarter of 2005. Distributable cash flow for the second quarter of 2005 included a $48 million cash distribution received from Cameron Highway Oil Pipeline Company as part of the refinancing of its debt. On July 14, 2006, Enterprise’s board of directors approved an increase in the partnership’s quarterly cash distribution from $0.445 per unit to $0.4525 per unit with respect to the second quarter of 2006. This represents a 7.7% increase over the $0.42 per unit rate that was paid with respect to the second quarter of 2005. Distributable cash flow for the second quarter of 2006 provided 1.0 times coverage of the cash distribution to the limited partners. Distributable cash flow is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, cash provided by operating activities.

Revenue for the second quarter of 2006 increased 32%, to $3.5 billion compared to $2.7 billion for the second quarter of 2005. Operating income for the second quarter of 2006 increased 48% to $186 million compared to $126 million for the second quarter of 2005. Gross operating margin increased 26% to $311 million for the second quarter of 2006 from $246 million for the same quarter in 2005. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of 2006 increased 31% to $299 million from $229 million for the second quarter of 2005. Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled later in this press release to their most directly comparable GAAP financial measures.

“Enterprise reported exceptional results for the second quarter of 2006. In what is generally a seasonally weak quarter for our partnership, we posted one of the best quarters in Enterprise’s history,” said Robert G. Phillips, President and Chief Executive Officer of Enterprise. “Strong demand for natural gas, NGLs and crude oil resulted in our transporting over 1.8 million barrels per day of NGLs, crude oil and petrochemicals and approximately 7.4 billion cubic feet per day of natural gas through our pipelines during the second quarter of 2006.”

“The 26% increase in gross operating margin for the quarter was led by a record performance from our petrochemical services segment and strong results from our NGL pipeline and services segment, particularly from our natural gas processing business. The $40 million investment we made last year to modify our octane enhancement facility to produce isooctane generated significant returns during the second quarter as isooctane was in great demand to complement the growing use of ethanol in the production of motor gasoline. Overall, our NGL value chain benefited from strong demand for NGLs by the petrochemical and motor gasoline industries while our onshore natural gas pipelines delivered solid results and our offshore pipelines continue their recovery from last year’s hurricanes,” continued Phillips.

Review of Segment Performance

NGL Pipelines & Services – Gross operating margin for this segment increased 22% to $146 million in the second quarter of 2006 from $120 million in the same quarter in 2005.

This increase was primarily due to the partnership’s natural gas processing and related marketing activities, which had a 45% increase in gross operating margin to $81 million in the second quarter of 2006 compared to $56 million for the same quarter of 2005. The increase was largely attributable to strong demand for natural gas liquids (“NGLs”) which resulted in higher processing margins and a 23% increase in natural gas volumes processed under fee-based contracts to 2.5 billion cubic feet per day (“Bcfd”) from 2.0 Bcfd in the second quarter of 2005. Equity NGL production under our percentage of proceeds and margin sharing processing contracts was lower year over year reflecting lower inlet volumes in Louisiana as plant capacity returns and offshore volumes continue to recover. Overall average processing margins were higher across the partnership’s processing plants in Louisiana, Texas and New Mexico which highlights the effect of stable natural gas prices and higher crude oil prices. Gross operating margin also increased due to contributions from the recently expanded Pioneer silica gel plant located near the Jonah field in Wyoming that we purchased on March 31, 2006.

Gross operating margin for the partnership’s NGL pipeline and storage business increased to $51 million in the second quarter of 2006 from $48 million for the second quarter of 2005. This increase was primarily attributable to higher gross operating margin from the partnership’s Mont Belvieu NGL storage facilities and contributions from storage assets acquired in the third quarter of 2005. The Mid-America and Seminole pipelines generated $39 million of gross operating margin during the second quarter of 2006 with average volumes of 860,000 BPD. During the recent quarter, the Mid-America pipeline experienced higher volumes from the Rockies compared to the same period last year and commenced its announced 50,000 BPD expansion project with incremental capacity expected to be available in phases between the fourth quarter of 2006 and the second quarter of 2007. Total NGL transportation volumes for the second quarter of 2006 were a record 1,559,000 BPD compared to 1,511,000 BPD transported in the second quarter of 2005.

Gross operating margin from the NGL fractionation business was $15 million for the second quarter of this year compared to $16 million for the second quarter of 2005. NGL fractionation volumes were 308,000 BPD for the second quarter of 2006 compared to 327,000 BPD for the second quarter of last year. The decrease in gross operating margin and volumes was largely due to downtime related to the completion of the 15,000 BPD expansion of Enterprise’s fractionation facilities at Mont Belvieu.

Onshore Natural Gas Pipelines & Services – Enterprise’s onshore natural gas pipeline and storage business earned gross operating margin of $87 million in the second quarter of 2006 compared to $85 million in the second quarter of 2005. The primary driver of this increase was higher transportation fees on Enterprise’s Texas Intrastate pipelines due to significant basis differentials in Texas offset by approximately $4 million of expenses associated with the inspection, repairs and maintenance of our Wilson natural gas storage facility in Texas. The partnership’s Permian and San Juan pipelines also made strong contributions highlighting increased drilling in these areas. The Permian basin gathering systems experienced higher volumes and margins while the San Juan gathering system is beginning to benefit from the system optimization project completed in early 2006. Total onshore natural gas pipeline volumes were approximately 5.9 trillion British thermal units per day (“TBtud”) during the second quarter of 2006 compared to 6.0 TBtud for the same quarter of 2005.

“During the quarter, Enterprise completed the expansion of its 30-inch West Texas Pipeline system that provides 120 million cubic feet per day of new capacity to transport growing natural gas production from the Barnett Shale and Permian basins to Central Texas and Gulf Coast markets. Earlier this month, we completed a $325 million acquisition to extend our Texas intrastate natural gas pipeline system, which is one of the largest in Texas, by acquiring the Cerrito gathering systems in South Texas. This system extends our integrated value chain in this important region, and provides another long-term source of natural gas supplies and expansion opportunities as producers develop this area. These gathering assets will ensure a long-term supply of rich natural gas for our processing plants in South Texas and NGL’s for our downstream pipelines and fractionators,” stated Phillips.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $21 million in the second quarter of 2006 compared to $22 million in the second quarter of 2005. Gross operating margin for the second quarter of 2005 included a one-time charge of $12 million for costs associated with the refinancing of project finance debt for the Cameron Highway Oil Pipeline Company which was partially offset by proceeds received from a $5 million settlement from the resolution of a transportation contract dispute. Gross operating margin decreased primarily because of lower natural gas transportation volumes due to the lingering effects of the 2005 hurricanes, production declines and a $5.1 million increase in insurance premiums. This decrease was partially offset by higher volumes at the Marco Polo and Poseidon oil pipelines and the start up of the Constitution oil and natural gas pipelines.

Offshore natural gas pipeline volumes were 1.5 TBtud in the current quarter versus 2.2 TBtud for the second quarter last year. The partnership’s Phoenix gas gathering system returned to service during the second quarter of 2006 and is currently producing at rates in excess of pre-hurricane levels. The Viosca Knoll gas gathering system is expecting higher volumes in the third quarter of 2006 due to the recent completion of the Matterhorn field tie-in. Also, during the quarter, Enterprise made significant progress on its Independence Hub and Trail project which is scheduled for first production of up to 1 TBtu/d in the first quarter of 2007.

Petrochemical Services – Gross operating margin for this segment increased to a record $57 million for the second quarter of 2006 from $19 million reported for the second quarter of 2005. Each business in this segment reported significant increases in gross operating margin. The strong performance was driven principally by the partnership’s octane enhancement business which posted a record gross operating margin of $21 million for the quarter as the result of seasonally strong demand for isooctane as a high octane, low vapor pressure additive to motor gasoline, which complements the increasing use of ethanol, which has a high vapor pressure. This was a $27 million increase over the second quarter of 2005, which included start up expenses associated with the facility’s returning to service after the completion of modifications to produce isooctane. This facility produced 9,000 BPD of gasoline additives in the second quarter of this year versus 8,000 BPD during the same quarter of 2005.

The partnership’s propylene fractionation and pipeline business earned $16 million of gross operating margin in the second quarter of 2006 versus $7 million in the second quarter of 2005. This 117% increase in gross operating margin was due to increased propylene margins and pipeline volumes. This segment benefited from a full quarter of operations from a pipeline that transports refinery-grade propylene from Texas City, Texas to the partnership’s Mont Belvieu complex. Petrochemical transportation volumes increased 29% to 93,000 BPD for the second quarter of 2006 compared to 72,000 BPD for the second quarter of 2005, and the propylene fractionation business reported volumes of 56,000 BPD in the second quarter of both years.

Enterprise’s butane isomerization business reported a 19% increase in gross operating margin to $21 million in the second quarter of the current year compared to $17 million in the second quarter of 2005 primarily due to increased margins and fees. Isomerization volumes for the second quarter of 2006 were 83,000 BPD compared to 84,000 BPD in the second quarter of last year.

Capitalization – Total debt outstanding at June 30, 2006 was approximately $4.8 billion. The partnership’s debt to total capitalization at June 30, 2006 was 44.1%. Total capital spending in the second quarter of 2006 was $274 million, which includes $35 million of sustaining capital expenditures. At the end of the second quarter of 2006, Enterprise had total liquidity of approximately $700 million, which includes availability under the partnership’s $1.25 billion credit facility and unrestricted cash.

On July 18, 2006 Enterprise issued $300 million of Fixed/Floating Rate Junior Subordinated Notes due 2066. Net proceeds from the offering were used to temporarily reduce borrowings outstanding under our multi-year revolving credit facility. These notes pay interest at a fixed rate of 8.375% for the initial 10-year period, after which the interest rate will become floating. The rating agencies have assigned partial equity treatment to the notes, with Moody’s and S&P each assigning 50% equity content, while Fitch Investors has assigned 75% equity content.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measures of gross operating margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin. We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin. Our equity investments with industry partners are a vital component of our business strategy. They are a means by which we conduct our operations to align our interests with those of our customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Many of these businesses perform supporting or complementary roles to our other business operations. As circumstances dictate, we may increase our ownership interest in equity investments, which could result in their subsequent consolidation into our operations.

EBITDA. We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is cash flow from operating activities.

Distributable cash flow. We define distributable cash flow as net income or loss plus: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets or return of investment from unconsolidated affiliates; (7) gains or losses on monetization of financial instruments recorded in accumulated other comprehensive income less related amortization of such amount to earnings; (8) transition support payments received from El Paso Corporation related to the GulfTerra merger and (9) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners. Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is cash flows from operating activities.

Company Information and Use of Forward Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded energy partnerships with an enterprise value of approximately $15 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs and crude oil through 33,100 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the United States and the Gulf of Mexico. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: “EPE”). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

Today, Enterprise will host a conference call to discuss second quarter earnings. The call will be broadcast live over the Internet at 9:00 a.m. Central Time and may be accessed by visiting the company’s website at www.epplp.com.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of our debt level on its future financial and operating flexibility;
•	a reduction in demand for our products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by our facilities;
•	the failure of its credit risk management efforts to adequately protect us against customer non-payment;
•	terrorist attacks aimed at our facilities; and,
•	the failure to successfully integrate our operations with any companies that we may acquire in the future, if any.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 381-6812, www.epplp.com

###

Enterprise Products Partners L.P.				Exhibit A
Condensed Statements of Consolidated Operations - UNAUDITED
For the Three and Six Months Ended June 30, 2006 and 2005
($ in 000s, except per unit amounts)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Revenue	$ 3,517,853	$ 2,671,768	$ 6,767,927	$ 5,227,290
Costs and Expenses:
Operating costs and expenses	3,323,585	2,530,133	6,370,448	4,913,777
General and administrative	16,235	18,710	29,975	33,403
Total Costs and Expenses	3,339,820	2,548,843	6,400,423	4,947,180
Equity in income of unconsolidated affiliates	8,012	2,581	12,041	10,860
Operating Income	186,045	125,506	379,545	290,970
Other Income (Expense):
Interest expense	(56,333)	(56,746)	(114,410)	(110,159)
Other, net	3,393	1,245	5,362	2,164
Total Other Income (Expense)	(52,940)	(55,501)	(109,048)	(107,995)
Income before provision for taxes, cumulative effect
of change in accounting principle and minority interest	133,105	70,005	270,497	182,975
Provision for taxes	(6,272)	1,034	(9,164)	(735)
Income before minority interest and change
in accounting principle	126,833	71,039	261,333	182,240
Minority interest	(538)	(380)	(2,736)	(2,325)
Income before change in accounting principle	126,295	70,659	258,597	179,915
Cumulative effect of change in accounting principle			1,475
Net Income	$ 126,295	$ 70,659	$ 260,072	$ 179,915

Allocation of Net Income to:
Limited partners	$ 103,192	$ 54,040	$ 215,561	$ 147,763
General partner	$ 23,103	$ 16,619	$ 44,511	$ 32,152
Per Unit data (Fully Diluted):
Net income per unit	$ 0.25	$ 0.14	$ 0.54	$ 0.39
Average LP Units Outstanding (000s)	409,501	384,809	402,949	379,537
Other Financial data:
Net cash provided by (used in) operating activities	$ 77,049	$ (46,409)	$ 571,325	$ 117,837
Net cash used in investing activities	$ 341,142	$ 221,256	$ 689,787	$ 570,449
Net cash provided by financing activities	$ 253,626	$ 242,980	$ 100,888	$ 461,101
Distributable cash flow	$ 217,378	$ 220,484	$ 435,262	$ 471,927
EBITDA	$ 299,103	$ 228,987	$ 600,166	$ 495,312
Depreciation, amortization and accretion	$ 110,440	$ 102,723	$ 217,007	$ 204,133
Distributions received from unconsolidated affiliates	$ 12,095	$ 17,070	$ 20,348	$ 38,908
Sustaining capital expenditures	$ 34,521	$ 21,293	$ 64,531	$ 36,843
Total capital expenditures	$ 273,960	$ 242,449	$ 540,478	$ 408,737
Cash used for business combinations and asset
acquisitions, net of cash received		$ 30,601	$ 38,100	$ 181,079
Advances to Jonah affiliate	$ 44,218		$ 97,767
Investments in unconsolidated affiliates	$ 6,136	$ 81	$ 14,115	$ 80,650
Total debt principal outstanding at end of period	$ 4,899,068	$ 4,575,673	$ 4,899,068	$ 4,575,673

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data - UNAUDITED
For the Three and Six Months Ended June 30, 2006 and 2005
($ in 000s)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Gross Operating Margin by Segment ($000s):
NGL Pipelines & Services	$ 146,414	$ 120,328	$ 317,364	$ 273,632
Onshore Natural Gas Pipelines & Services	86,651	84,903	183,454	164,261
Offshore Pipelines & Services	20,515	22,034	37,767	45,258
Petrochemical Services	57,044	18,610	84,562	37,938
Total non-GAAP gross operating margin	$ 310,624	$ 245,875	$ 623,147	$ 521,089
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation, amortization and accretion in operating
costs and expenses	(107,952)	(101,048)	(212,768)	(201,013)
Operating lease expense paid by EPCO in operating
costs and expenses	(528)	(528)	(1,056)	(1,056)
Gain (loss) on sale of assets in operating costs and expenses	136	(83)	197	5,353
General and administrative expenses	(16,235)	(18,710)	(29,975)	(33,403)
Operating income per GAAP	$ 186,045	$ 125,506	$ 379,545	$ 290,970

Selected Volumetric Operating Data:
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,559	1,511	1,490	1,461
NGL fractionation volumes (MBPD)	308	327	282	332
Equity NGL production (MBPD) (1)	61	84	59	84
Fee-based natural gas processing (MMcf/d)	2,465	2,001	2,138	2,009
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	5,907	5,985	5,979	5,866
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,523	2,156	1,500	2,004
Crude oil transportation volumes (MBPD)	161	151	137	139
Platform gas treating (Mcf/d)	158	319	158	317
Platform oil treating (MBPD)	18	7	12	8
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	83	84	84	75
Propylene fractionation volumes (MBPD)	56	56	54	55
Octane additive production volumes (MBPD)	9	8	7	4
Petrochemical transportation volumes (MBPD)	93	72	90	73
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	1,813	1,734	1,717	1,673
Natural gas transportation volumes (BBtus/d)	7,430	8,141	7,479	7,870
Equivalent transportation volumes (MBPD) (2)	3,768	3,877	3,685	3,744

(1)	Volumes for the first and second quarters of 2005 have been revised to incorporate refined asset-level definitions of equity NGL production volumes.
(2)	Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.				Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Distributable Cash Flow
For the Three and Six Months Ended June 30, 2006 and 2005
($ in 000s)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Reconciliation of Non-GAAP "Distributable Cash Flow" to GAAP "Net
Income" and GAAP "Cash provided by (used in) operating activities"
Net income	$ 126,295	$ 70,659	$ 260,072	$ 179,915
Adjustments to derive Distributable Cash Flow:
(add or subtract as indicated by sign of number):
Amortization in interest expense	237	107	487	(370)
Depreciation, amortization and accretion in costs and expenses	110,203	102,616	216,520	204,503
Operating lease expense paid by EPCO	528	528	1,056	1,056
Deferred income tax expense	7,693	2,073	9,180	3,875
Amortization of net gain from forward-starting interest rate swaps	(935)	(896)	(1,860)	(1,782)
Cumulative effect of change in accounting principle			(1,475)
Equity in income of unconsolidated affiliates	(8,012)	(2,581)	(12,041)	(10,860)
Distributions received from unconsolidated affiliates	12,095	17,070	20,348	38,908
Loss (gain) on sale of assets	(136)	83	(197)	(5,353)
Proceeds from sale of assets	181	109	256	42,267
Sustaining capital expenditures	(34,521)	(21,293)	(64,531)	(36,843)
Changes in fair market value of financial instruments		9	(53)	111
Return of investment from Cameron Highway Oil Pipeline System
related to refinancing of its project debt		47,500		47,500
El Paso transition support payments	3,750	4,500	7,500	9,000
Distributable Cash Flow	217,378	220,484	435,262	471,927
Adjustments to Distributable Cash Flow to derive Cash Provided by Operating
Activities (add or subtract as indicated by sign of number):
Amortization of net gain from forward-starting interest rate swaps	935	896	1,860	1,782
Proceeds from sale of assets	(181)	(109)	(256)	(42,267)
Sustaining capital expenditures	34,521	21,293	64,531	36,843
Return of investment from Cameron Highway Oil Pipeline System
related to refinancing of its project debt		(47,500)		(47,500)
El Paso transition support payments	(3,750)	(4,500)	(7,500)	(9,000)
Minority interest in total	538	380	2,736	2,325
Net effect of changes in operating accounts	(172,392)	(237,353)	74,692	(296,273)
Cash provided by (used in) operating activities	$ 77,049	$ (46,409)	$ 571,325	$ 117,837

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
EBITDA
For the Three and Six Months Ended June 30, 2006 and 2005
($ in 000s)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Reconciliation of Non-GAAP "EBITDA" to GAAP "Net Income" and
GAAP "Cash provided by (used in) operating activities"
Net income	$ 126,295	$ 70,659	$ 260,072	$ 179,915
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	56,333	56,746	114,410	110,159
Provision for taxes	6,272	(1,034)	9,164	735
Depreciation, amortization and accretion in costs and expenses	110,203	102,616	216,520	204,503
EBITDA	299,103	228,987	600,166	495,312
Adjustments to EBITDA to derive cash provided by operating activities
(add or subtract as indicated by sign of number):
Interest expense	(56,333)	(56,746)	(114,410)	(110,159)
Provision for income taxes	(6,272)	1,034	(9,164)	(735)
Cumulative effect of change in accounting principle			(1,475)
Equity in income of unconsolidated affiliates	(8,012)	(2,581)	(12,041)	(10,860)
Amortization in interest expense	237	107	487	(370)
Deferred income tax expense	7,693	2,073	9,180	3,875
Distributions received from unconsolidated affiliates	12,095	17,070	20,348	38,908
Operating lease expense paid by EPCO	528	528	1,056	1,056
Minority interest	538	380	2,736	2,325
Loss (gain) on sale of assets	(136)	83	(197)	(5,353)
Changes in fair market value of financial instruments		9	(53)	111
Net effect of changes in operating accounts	(172,392)	(237,353)	74,692	(296,273)
Cash provided by (used in) operating activities	$ 77,049	$ (46,409)	$ 571,325	$ 117,837